Emergent BioSolutions Receives $50 Million Contract Option from BARDA to Procure Doses of CYFENDUS® (Anthrax Vaccine Adsorbed, Adjuvanted)

GAITHERSBURG, Md., Dec. 16, 2024 (GLOBE NEWSWIRE) – Emergent BioSolutions Inc. (NYSE: EBS) today announced that the Biomedical Advanced Research and Development Authority (BARDA) within the Administration for Strategic Preparedness and Response (ASPR) at the U.S. Department of Health and Human Services has awarded a $50 million option to Emergent’s existing contract (HHSO100201600030C) for the acquisition of CYFENDUS® (Anthrax Vaccine Adsorbed, Adjuvanted).

Deliveries are expected to begin this calendar year and be complete by April 2025. This award follows a previously announced contract modification of $30.0 million to supply CYFENDUS® (Anthrax Vaccine Adsorbed, Adjuvanted) this year.

CYFENDUS® vaccine was approved by the U.S. Food & Drug Administration (FDA) in July 2023 as a two-dose anthrax vaccine for post-exposure prophylaxis use in individuals 18 through 65 years of age. Anthrax is a Tier 1 biological select agent due to its potential to be used for a bioterrorist incident and threat to public health and national security.

“An anthrax emergency continues to be a significant public health threat due to its ability to be easily disseminated, lethality, and potential for widespread impact,” said Paul Williams, senior vice president, products head at Emergent. “This procurement award further bolsters anthrax preparedness and demonstrates Emergent’s commitment to public health preparedness.”

In addition to the CYFENDUS® vaccine, Emergent’s anthrax franchise includes the BioThrax® vaccine, which continues to serve a critical purpose, as well as two treatments, Anthrasil® [Anthrax Immune Globulin Intravenous (Human)], a polyclonal antibody therapeutic, and raxibacumab, a monoclonal antibody therapeutic.

This project has been supported in whole or in part with federal funds from the Department of Health and Human Services; Administration for Strategic Preparedness and Response; Biomedical Advanced Research and Development Authority under contract HHSO100201600030C.

About CYFENDUS® (Anthrax Vaccine Adsorbed, Adjuvanted)

Indication

CYFENDUS® (Anthrax Vaccine Absorbed, Adjuvanted) is a vaccine indicated for post-exposure prophylaxis of anthrax disease following suspected or confirmed exposure to Bacillus anthracis in persons 18 through 65 years of age when given with recommended antibacterial drugs.

The efficacy of CYFENDUS® vaccine for post-exposure prophylaxis (PEP) is based solely on studies in animal models of inhalational anthrax.

Important Safety Information

Contraindication: Do not take CYFENDUS® vaccine if you are allergic to CYFENDUS® vaccine, BioThrax® (Anthrax Vaccine Adsorbed) or any ingredient of the vaccine.

Allergic reactions: Appropriate medical treatment and supervision must be available after receiving CYFENDUS® vaccine to manage possible serious allergic reactions. Get medical help right away if you have any symptoms of a serious allergic reaction.

Altered Immunocompetence: Immunocompromised persons, including individuals receiving immunosuppressive therapy, may have a diminished immune response to CYFENDUS® vaccine.

Pregnancy: CYFENDUS® vaccine can cause fetal harm when administered to a pregnant individual. Before getting CYFENDUS® vaccine, tell your healthcare provider if you may be pregnant, plan to get pregnant soon, or are nursing a baby.

Adverse reactions: The most common adverse reactions reported were tenderness, pain, warmth, itching, swelling, redness, bruising, arm motion limitations, muscle aches, tiredness, headache, and fever.

U.S. Prescribing Information
The full Prescribing Information for CYFENDUS® vaccine can be found here.

About Emergent BioSolutions At Emergent, our mission is to protect and enhance life. For 25 years, we’ve been at work defending people from things we hope will never happen—so we are prepared just in case they ever do. We provide solutions for complex and urgent public health threats through a portfolio of vaccines and therapeutics that we develop and manufacture for governments and consumers. We also offer a range of integrated contract development and manufacturing services for pharmaceutical and biotechnology customers. To learn more about how we plan to protect or enhance 1 billion lives by 2030, visit our website and follow us on LinkedIn, X, Instagram, Apple Podcasts and Spotify.

Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including statements regarding the development, availability, and government procurement of CYFENDUS® vaccine and the continued development of Emergent’s anthrax franchise, are forward-looking statements. We generally identify forward-looking statements by using words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “should,” “will,” “would,” and similar expressions or variations thereof, or the negative thereof, but these terms are not the exclusive means of identifying such statements. Forward-looking statements are based on our current intentions, beliefs, and expectations regarding future events based on information that is currently available. We cannot guarantee that any forward-looking statement will be accurate. Readers should realize that if underlying assumptions prove inaccurate or if known or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Readers are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, we do not undertake to update any forward-looking statement to reflect new information, events, or circumstances. Readers should consider this cautionary statement, as well as the risk factors identified in our periodic reports filed with the U.S. Securities and Exchange Commission, when evaluating our forward-looking statements.

Investor Contact:
Richard S. Lindahl
Executive Vice President, CFO
lindahlr@ebsi.com

Media Contact:
Assal Hellmer
Vice President, Communications
mediarelations@ebsi.com